Exhibit 99.2

Merisant
33 North Dearborn
Suite 200
Chicago, Illinois 60602
312-840-6000

NEWS RELEASE

For Immediate Release

MERISANT WORLDWIDE, INC. AND U.S. AFFILIATES RECEIVE BANKRUPTCY COURT APPROVAL OF ALL FIRST DAY MOTIONS

Merisant Company and its Subsidiaries Will Continue Normal Operations

Court Approves $20 Million Debtor-in-Possession Financing

Chicago, January 14, 2009 – Merisant Worldwide, Inc., a global leader in tabletop sweeteners, announced today that the United States Bankruptcy Court for the District of Delaware (the “Court”) has approved all “first-day motions” (First-Day Motions) that Merisant submitted, allowing the company to continue to operate its business in a normal manner.

The customary First-Day Motions that the Court approved gives Merisant authorization to:

•                  Incur and deploy $4 million of its $20 million debtor-in-possession (DIP) financing facility, which is being provided by Wayzata Investment Partners (the majority holder of its 9 ½% senior subordinated notes).  This additional liquidity will ensure that Merisant has adequate liquidity to operate while it restructures its debt.  The remainder of the $20 million will become available after entry of a final order on the DIP facility, scheduled for February 5th;

•                  Maintain its existing cash management system;

•                  Pay certain pre-filing employee wages and otherwise maintain employee benefits;

•                  Fulfill certain pre-filing vendor obligations, including all obligations owed to its shippers and storage facilities;

•                  Maintain utility services;

•                  Pay certain outstanding taxes; and

•                  Honor its customer programs in the ordinary course of business.

In addition to the pre-filing relief granted by the Court, Merisant will be able to use its existing and newly drawn cash to pay its post-filing obligations in the ordinary course and support the launch of PureVia™, the company’s new all-natural, zero-calorie sweetener.

For further information on Merisant financial restructuring, please visit http://www.merisant.com, or call 312-840-6000. The company will announce updates regarding its ongoing operations plans as they become available.

About Merisant

Merisant is a worldwide leader in the marketing of low-calorie tabletop sweeteners. In addition to Equal® and Canderel®, Merisant markets its products under 18 other brands in over 90 countries. For more information visit www.merisant.com.

Note to editors:  Equal® and Canderel® are registered trademarks of Merisant Company. PureVia™ is a trademark of Whole Earth Sweetener Company LLC, a wholly owned subsidiary of Merisant Company.

Contact:	Joe Poulos
Edelman
(312) 240-2719